SCHEDULE A

                                     FUNDS


                                                   ANNUAL RATE OF
                                                   AVERAGE DAILY      EFFECTIVE DATE
NAME OF FUND                                       NET ASSETS         DATE
------------                                       ----------------   ---------------

First Trust Preferred Securities and Income Fund        0.80%         January 11, 2011

First Trust/Confluence Small Cap Value Fund             1.00%         January 11, 2011

First Trust Short Duration High Income Fund             0.65%         [November 1, 2012]